Exhibit 10.29

March 22, 2018

DERMAVANT SCIENCES, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of March 22, 2018, by and between Chris Van Tuyl (the “Executive”) and Dermavant Sciences, Inc. (the “Company”).

RECITALS

A. The Company desires the association and services of the Executive and his skills, abilities, background and knowledge, and is willing to engage the Executive’s services on the terms and conditions set forth in this Agreement.

B. The Executive desires to be in the employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

C. This Agreement supersedes any and all prior and contemporaneous oral or written employment agreements or arrangements between the Executive and the Company or any predecessor thereof.

AGREEMENT

In consideration of the foregoing, the parties agree as follows:

1.	EMPLOYMENT BY THE COMPANY.

1.1 Position; Duties. Subject to the terms and conditions of this Agreement, the Executive shall hold the position of General Counsel. In this position, the Executive will have the duties and authorities normally associated with a General Counsel of a company. The Executive will report to, and be subject to the direction of, the Company’s President and Chief Operating Officer. The Executive shall devote the Executive’s full business energies, interest, abilities and productive time to the proper and efficient performance of the Executive’s duties under this Agreement; provided, however, that the Executive may devote reasonable periods of time to (a) serving on the board of directors of other corporations subject to the prior approval of the Company’s Board of Directors (the “Board”), and (b) engaging in charitable or community service activities, so long as none of the foregoing additional activities materially interfere with the Executive’s duties under this Agreement.

1.2 Service to Affiliates. It is understood and agreed that the Executive’s duties may include providing services to or for the benefit of the Company’s affiliates, including, but not limited to, Dermavant Sciences Ltd. (the “Parent”), provided, that the Executive agrees that he will not provide any services from within the United States for the Parent or any affiliate of the Parent that is organized in a jurisdiction outside the United States. The Executive will not become an employee of the Parent, and the Executive’s activities in respect of services to the Parent shall be strictly ministerial and shall not involve conducting any of the Parent’s business activities from within the United States, including day-to-day management or other operational activities of the Parent.

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1.3 Location of Employment. The Executive’s principal place of employment shall be the Company’s offices located in Arizona. The Executive understands that his duties may require periodic business travel.

1.4 Policies and Procedures. The employment relationship between the parties shall be governed by this Agreement and by the policies and practices established by the Company and/or its Board. In the event that the terms of this Agreement differ from or are in conflict with the Company’s policies or practices, this Agreement shall govern and control.

1.5 Exclusive Employment; Agreement not to Compete. Subject to Section 1.1 and 1.2 above, except with the prior written consent of the Board, the Executive will not during his employment with the Company undertake or engage in any other employment, occupation or business enterprise. During the Executive’s employment, the Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by the Executive to be adverse or antagonistic to the Company, its business, or prospects, financial or otherwise, or in any company, person, or entity that is, directly or indirectly, in competition with the business of the Company. Ownership by the Executive in professionally managed funds over which the Executive does not have control or discretion in investment decisions, or, an investment of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on a national securities exchange or in the over-the-counter market shall not constitute a breach of this Section.

1.6 Start Date. The Executive’s employment with the Company shall commence on March 30, 2018 (the “Start Date”).

2.	AT-WILL EMPLOYMENT.

The Executive’s employment relationship with the Company is, and shall at all times remain, at-will. This means that either the Executive or the Company may terminate the employment relationship at any time, for any reason or for no reason, with or without Cause (as defined below) or advance notice; provided, however, the Executive must provide the Company at least three (3) months’ advance written notice of the Executive’s intention to resign from employment (except for a resignation for Good Reason, in which case such procedure shall be governed by the terms set forth in the definition of Good Reason) and the Company shall provide the Executive written notice in the event of a termination of the Executive’s employment by the Company without Cause.

3.	COMPENSATION AND BENEFITS.

3.1 Salary. The Company shall pay the Executive a base salary at the annualized rate of $365,000.00 (or $15,209.00 per pay period) (the “Base Salary”), less payroll deductions and all required withholdings, payable in regular periodic payments in accordance with the Company’s normal payroll practices. The Base Salary shall be prorated for any partial year of employment on the basis of a 365-day year. The Base Salary shall be subject to periodic review and may be adjusted from time to time in the Board’s discretion. This position is classified as exempt from overtime.

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3.2 Annual Performance Bonus. Each fiscal year, the Executive will be eligible to earn an annual discretionary cash bonus (the “Annual Performance Bonus”) with a target bonus opportunity equal to 40% of the Executive’s Base Salary, based on the Board’s assessment of the Executive’s individual performance and overall Company performance. The Executive’s initial eligibility for this bonus will be for the period beginning April 1, 2018 through March 31, 2019. In order to earn and receive the Annual Performance Bonus, the Executive must remain employed by the Company through and including the date on which the Annual Performance Bonus is paid, except as otherwise set forth in Section 5.1. The Annual Performance Bonus, if any, will be paid no later than thirty (30) days following the end of the Company’s fiscal year (March 31st) or by April 30th. The Annual Performance Bonus payable, if any, shall be prorated for the initial year of employment (on the basis of a 365-day year) or prorated if the Company’s review or assessment of the Executive’s performance covers a period that is less than a full fiscal year. The determination of whether the Executive has earned a bonus and the amount thereof shall be determined by the Board (and/or a committee thereof) in its sole discretion. The Board (and/or a committee thereof) reserves the right to modify the bonus criteria from year to year.

3.3 Equity. Subject to the terms of the Parent’s 2016 Equity Incentive Plan (the “Plan”) and approval of the grant by the board of directors of the Company and the board of directors of the Parent (the “Parent Board”), the Executive will be granted an option to purchase 625,000 shares of Dermavant Sciences Ltd. common stock (the “Dermavant Award”). The Dermavant Award will be granted on the 20th day of the month (or the following business day if the 20th day is a weekend or holiday) following the commencement of the Executive’s employment and will be subject to a 4-year vesting period, with (i) twenty-five percent (25%) of the Dermavant Award vesting on the one-year anniversary of the grant of the Dermavant Award and (ii) the balance of the Dermavant Award vesting in a series of twelve (12) successive equal quarterly installments measured from the first anniversary of the grant of the Dermavant Award, provided the Executive is employed by the Company on each such vesting date. The Dermavant Award will be governed by the Plan and other documents issued in connection with the grant and will expire and cease to be exercisable on the ten (10) year anniversary of the grant of the Dermavant Award. Upon a Change of Control (as defined in the Plan), any unvested portion of the Dermavant Award shall immediately vest in full.

3.4 Benefits and Insurance. The Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any benefit plan or arrangement that may be in effect from time to time and made available to similarly situated Company executives (including, but not limited to, being named as an officer for purposes of the Company’s Directors & Officers insurance policy). The Company reserves the right in its sole discretion to modify, add or eliminate benefits at any time. All benefits shall be subject to the terms and conditions of the applicable plan documents, which may be amended or terminated at any time. The Executive shall be entitled to vacation each year, in addition to sick leave and observed holidays in accordance with the policies and practices of the Company. Vacation may be taken at such times and intervals as the Executive shall determine, subject to the business needs of the Company.

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3.5 Expense Reimbursements. The Company will reimburse the Executive for all reasonable business expenses that the Executive incurs in conducting his duties hereunder, pursuant to the Company’s usual expense reimbursement policies. Reimbursement will be made as soon as practicable following receipt from the Executive of reasonable documentation supporting said expenses.

4.	PROPRIETARY INFORMATION OBLIGATIONS.

As a condition of employment, the Executive agrees to execute and abide by the Company’s Employee Non-Disclosure and Inventions Assignment Agreement (“NDA”).

5.	TERMINATION OF EMPLOYMENT.

5.1 Termination Without Cause Or Resignation For Good Reason. If the Executive’s employment with the Company is terminated without Cause or the Executive resigns for Good Reason (as defined below), then the Company shall pay the Executive any earned but unpaid Base Salary and unused vacation accrued (if applicable) through the date of termination, at the rates then in effect, less standard deductions and withholdings. In addition, if the Executive furnishes to the Company an executed waiver and release of claims in a form provided by the Company, which may include an obligation for the Executive to provide reasonable transition assistance (the “Release”) that is nonrevocable prior to the Release Date (as defined below), and if the Executive allows the Release to become effective in accordance with its terms, then the Executive shall receive an (i) an Annual Performance Bonus for the year of termination, payable at the same time that Annual Bonuses are paid to active employees of the Company, (ii) continued payments of the Executive’s Base Salary for the one year period following termination, payable in equal installments in accordance with customary payroll practices, but no less frequently than monthly, and (iii) reimbursement for COBRA coverage for twelve (12) months following termination of employment, which shall be taxable to the Executive, to the extent required by applicable law. The installment payments set forth in the preceding clause (ii) shall commence within ten (10) days following the Release Date and will be subject to required withholding; provided that, any amounts that would have otherwise been paid during the period between the Executive’s termination date and the first payment date in accordance with payroll practices will be included in the first payment.

5.2 Other Termination. If the Executive resigns his employment at any time without Good Reason or the Executive’s employment is terminated by the Company at any time for Cause or due to death or Disability (as defined below), the Company shall pay the Executive (or his estate) any Base Salary and any unused vacation accrued (if applicable) through the date of such resignation or termination, at the rates then in effect, less standard deductions and withholdings. The Company shall thereafter have no further obligations to the Executive, except as may otherwise be required by law.

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5.3 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Cause” shall mean the occurrence of any of the following, the Executive’s: (i) conviction of, or plea of no contest to, any felony or any crime involving moral turpitude or dishonesty, (ii) participation in a fraud against the Company, (iii) willful and material breach of the Executive’s duties and obligations under this Agreement or any other agreement between the Executive and the Company or its affiliates that has not been cured (if curable) within thirty (30) days after receiving written notice from the Board of such breach, (iv) engagement in conduct that causes or is reasonably likely to cause material damage to the Company’s property or reputation, (v) material failure to comply with the Company’s Code of Conduct or other material policies, or (vi) violation of any law, rule or regulation (collectively, “Law”) relating in any way to the business or activities of the Company or its subsidiaries or affiliates, or other Law that is violated during the course of the Executive’s performance of services hereunder that results in the Executive’s arrest, censure, or regulatory suspension or disqualification, including, without limitation, the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335(a), or any similar legislation applicable in the United States or in any other country where the Company intends to develop its activities. “Disability” shall mean the Executive’s inability to perform his duties and responsibilities hereunder, with or without reasonable accommodation, due to any physical or mental illness or incapacity, which condition has continued for a period of 180 days (including weekends and holidays) in any consecutive 365-day period.

(b) “Good Reason” shall mean the occurrence of any of the following events without the Executive’s consent: (i) a material reduction of the Executive’s Base Salary as initially set forth herein or as the same may be increased from time to time, provided, however, that if such reduction occurs in connection with a Company-wide decrease in executive officer team compensation, such reduction shall not constitute Good Reason provided that it is a reduction of a proportionally like amount or percentage affecting the entire executive team not to exceed 10%; (ii) material reduction in the Executive’s authority, duties or responsibilities, as compared to the Executive’s authority, duties or responsibilities immediately prior to such reduction; or (iii) a change in the Executive’s principal location of employment, resulting in an increase in the Executive’s one-way driving distance by more than fifty (50) miles from the Executive’s then current principal residence on file with the Company; provided, however, any resignation by the Executive shall only be deemed for Good Reason pursuant to this definition if: (1) the Executive gives the Company written notice of the Executive’s intent to terminate for Good Reason within ninety (90) days following the first occurrence of the condition(s) that he believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (3) the Executive voluntarily terminates his employment within thirty (30) days following the end of the Cure Period.

5.4 “Release Date” shall mean the date that is fifty-five (55) days following the date of the Executive’s termination.

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5.5 Effect of Termination. The Executive agrees that should his employment be terminated for any reason, he shall be deemed to have resigned from any and all positions with the Company, including, but not limited to, his position on the Board and Parent Board, as applicable.

5.6 Section 409A Compliance.

(a) It is intended that any benefits under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), provided under Treasury Regulations Sections 1.409A-1(b)(4), and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1,409A-2(b)(2)(iii)), the Executive’s right to receive any installment payments under this Agreement (whether severance payments, if any, or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean separation from service. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of a separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i), and if any payments or benefits that the Executive becomes entitled to under this Agreement on account of such separation from service are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments or benefits is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided prior to the earliest of (i) the expiration of the six-month period measured from the date of separation from service, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such period, all payments deferred pursuant to this paragraph shall be paid in a lump sum, and any remaining payments due shall be paid as otherwise provided herein. No interest shall be due on any amounts so deferred.

(b) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred. The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any compensation under this Agreement constitutes deferred compensation subject to Code Section 409 A but does not satisfy an exemption from, or the conditions of, Code Section 409A.

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5.7 Section 280G.

(a) If any payment or benefit (including payments and benefits pursuant to this Agreement) that the Executive would receive in connection with a transaction (the “Transaction”) from the Company or otherwise (“Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to the Executive, which of the following two alternative forms of payment would result in the Executive’s receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or (2) payment of only a part of the Transaction Payment so that the Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account the value of all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, (x) the Executive shall have no rights to any additional payments and/or benefits constituting the Transaction Payment, and (y) reduction in payments and/or benefits shall occur in the manner that results in the greatest economic benefit to the Executive as determined in this paragraph. If more than one method of reduction will result in the same economic benefit, the portions of the Transaction Payment shall be reduced pro rata.

(b) Notwithstanding the foregoing, in the event that no stock of the Company is readily tradeable on an established securities market or otherwise (within the meaning of Section 280G of the Code) at the time of the Transaction, the Company shall cause a vote of shareholders to be held to approve the portion of the Transaction Payments that equals or exceeds three times (3x) the Executive’s “base amount” (within the meaning of Section 280G of the Code) (the “Excess Parachute Payments”) in accordance with Treas. Reg. § 1.280G-1, and the Executive shall cooperate with such vote of shareholders, including the execution of any required documentation subjecting the Executive’s entitlement to all Excess Parachute Payments to such shareholder vote. In the event that the Company does not cause a vote of shareholder to be held to approve all Excess Parachute Payments, the provisions set forth in Section 5.7(a) of this Agreement shall apply.

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(c) Unless the Executive and the Company otherwise agree in writing, any determination required under this section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Accountants shall provide detailed supporting calculations to the Company and the Executive as requested by the Company or the Executive. The Executive and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section.

6.	ARBITRATION.

Except as otherwise set forth below in connection with equitable remedies, any dispute, claim or controversy arising out of or relating to this Agreement or the Executive’s employment with the Company (collectively, “Disputes”), including, without limitation, any dispute, claim or controversy concerning the validity, enforceability, breach or termination of this Agreement, if not resolved by the parties, shall be finally settled by arbitration in accordance with the then-prevailing Employment Arbitration Rules and Procedures of JAMS, as modified herein (“Rules”). The requirement to arbitrate covers all Disputes (other than disputes which by statute are not arbitrable) including, but not limited to, claims, demands or actions under the Age Discrimination in Employment Act (including Older Workers Benefit Protection Act); Americans with Disabilities Act; Civil Rights Act of 1866; Civil Rights Act of 1991; Employee Retirement Income Security Act of 1974; Equal Pay Act; Family and Medical Leave Act of 1993; Title VII of the Civil Rights Act of 1964; Fair Labor Standards Act; Fair Employment and Housing Act; and any other law, ordinance or regulation regarding discrimination or harassment or any terms or conditions of employment. There shall be one arbitrator who shall be jointly selected by the parties. If the parties have not jointly agreed upon an arbitrator within twenty (20) calendar days of respondent’s receipt of claimant’s notice of intention to arbitrate, either party may request JAMS to furnish the parties with a list of names from which the parties shall jointly select an arbitrator. If the parties have not agreed upon an arbitrator within ten (10) calendar days of the transmittal date of such list, then each party shall have an additional five (5) calendar days in which to strike any names objected to, number the remaining names in order of preference, and return the list to JAMS, which shall then select an arbitrator in accordance with the Rules. The place of arbitration shall be New York, New York. By agreeing to arbitration, the parties hereto do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, including, without limitation, with respect to the NDA. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16. Judgment upon the award of the arbitrator may be entered in any court of competent jurisdiction. The arbitrator shall: (a) have authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the

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relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall pay all administrative fees of JAMS in excess of $435 (a typical filing fee in court) and the arbitrator’s fees and expenses. Each party shall bear its or his own costs and expenses (including attorney’s fees) in any such arbitration and the arbitrator shall have no power to award costs and attorney’s fees except as provided by statute or by separate written agreement between the parties. In the event any portion of this arbitration provision is found unenforceable by a court of competent jurisdiction, such portion shall become null and void leaving the remainder of this arbitration provision in full force and effect. The parties agree that all information regarding the arbitration, including any settlement thereof, shall not be disclosed by the parties hereto, except as otherwise required by applicable law.

7.	GENERAL PROVISIONS.

7.1	Representations and Warranties.

(a) The Executive represents and warrants that the Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that the Executive’s execution and performance of this Agreement will not violate or breach any other agreements between the Executive and any other person or entity. The Executive represents and warrants that the Executive is not subject to any confidentiality, noncompetition agreement or any other similar type of restriction that could restrict in any way the Executive’s hiring by the Company and the performance of the Executive’s expected job duties with the Company.

(b) The Company and its affiliates do not wish to incorporate any unlicensed or unauthorized material, or otherwise use such material in any way in connection with, its and their respective products and services. Therefore, the Executive hereby represents, warrants and covenants that he has not and will not disclose to the Company or its affiliates, use in their business, or cause them to use, any information or material which is a trade secret, or confidential or proprietary information, of a third party, including, but not limited to, any former employer, competitor or client, unless the Company or its affiliates have a right to receive and use such information or material.

(c) The Executive represents and warrants that the Executive is not debarred and has not received notice of any action or threat with respect to debarment under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335(a) or any similar legislation applicable in the United States or in any other country where the Company intends to develop its activities. The Executive understands and agrees that this Agreement is contingent on the Executive’s submission of satisfactory proof of identity and legal authorization to work in the United States, as well as verification of auditor independence.

7.2 Advertising Waiver. The Executive agrees to permit the Company, and persons or other organizations authorized by the Company, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company in which the Executive’s name and/or pictures of the Executive appear. The Executive hereby waives and releases any claim or right the Executive may otherwise have arising out of such use, publication or distribution.

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7.3 Miscellaneous. This Agreement, along with the NDA and any applicable equity awards that have been granted, constitutes the complete, final and exclusive embodiment of the entire agreement between the Executive and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both the Executive and a duly authorized officer or member of the Board. This Agreement will bind the heirs, personal representatives, successors and assigns of both the Executive and the Company, and inure to the benefit of both the Executive and the Company, and to his and its heirs, successors and assigns, except that the duties and responsibilities of the Executive are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive. The Company may assign its rights, together with its obligations hereunder, in connection with any merger, consolidation, or transfer or other disposition of all or substantially all of its assets, and such rights and obligations shall inure to, and be binding upon, any successor to the Company or any successor to all or substantially all of the assets of the Company, which successor shall expressly assume such obligations. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of New York as applied to contracts made and to be performed entirely within New York. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

DERMAVANT SCIENCES, INC.

By:	/s/ Vincent Ippolito
Name: Vincent Ippolito
Title: President and Chief Operating Officer

ACCEPTED AND AGREED:

/s/ Chris Van Tuyl
Chris Van Tuyl

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